Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statement No. 333-141861 of AMREP Corporation on Form S-3 and in Registration Statement Nos. 333-213712 and 333-141344 of AMREP Corporation on Form S-8 of our report dated July 20, 2018 with respect to our audit of the consolidated financial statements of AMREP Corporation as of April 30, 2018 and for the year ended April 30, 2018, which report is included in this Annual Report on Form 10-K of AMREP Corporation for the year ended April 30, 2018.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

July 20, 2018